EXHIBIT 10.30

CREDIT AGREEMENT (2007-A)

by and among

SEACASTLE INC.,

as Parent

SEACASTLE OPERATING COMPANY LTD.

as Borrower,

CITICORP NORTH AMERICA, INC.,

BEAR STEARNS CORPORATE LENDING INC. and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Lenders

and

CITICORP NORTH AMERICA, INC.,

as Agent

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

Dated as of July 26, 2007

i

EXHIBITS

EXHIBIT A	Applicable Commitment Percentages
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C	[reserved]
EXHIBIT D	Form of Borrowing Notice
EXHIBIT E	Form of Interest Rate Selection Notice
EXHIBIT F	Form of Note
EXHIBIT G	[reserved]
EXHIBIT H	Compliance Certificate
EXHIBIT I	Form of Facility Guaranty
EXHIBIT J-1	Form of Bermuda Pledge
EXHIBIT J-2	Form of Marshall Islands Pledge

SCHEDULES

Schedule 1.1A	Guarantors
Schedule 1.1.B	Certain Persons who are not Eligible Assignees
Schedule 4.3	Information Regarding Collateral
Schedule 7.4	Subsidiaries
Schedule 7.8	Tax Matters
Schedule 7.10	Litigation
Schedule 7.18	Environmental Matters
Schedule 9.4	Indebtedness
Schedule 9.8	Affiliate Transactions
Schedule 9.12	Negative Pledge Clauses

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (2007-A), dated as of July 26, 2007, (as may be amended, supplemented or otherwise modified from time to time, the “Agreement”), made by and among, SEACASTLE INC., a corporation organized and existing under the laws of the Marshall Islands (“Parent”), SEACASTLE OPERATING COMPANY LTD., a company incorporated and existing under the laws of Bermuda (the “Borrower”), CITICORP NORTH AMERICA, INC., a national banking association, in its capacity as a Lender (“CNAI”), BEAR STEARNS CORPORATE LENDING INC., a national banking corporation, DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation organized under the laws of the State of New York, and each other financial institution party hereto (such financial institutions, and their successors and permitted assigns, a “Lender”; collectively the “Lenders”), and CITICORP NORTH AMERICA, INC., in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of
Section 11.7, the “Agent”);

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving credit facility of up to $250,000,000, the proceeds of which are to be used by the Borrower for working capital and other general corporate purposes; and

WHEREAS, the Lenders and the Agent, subject to the conditions set forth herein (including the conditions set forth in Section 6.1), are willing to make such revolving credit facility available to the Borrower;

NOW, THEREFORE, the Parent, the Borrower, the Lenders and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1. Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

“Account” means any general corporate account of the Borrower.

“Affiliate” means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with any Guarantor or the Borrower; or (ii) which beneficially owns or holds 10% or more of any class of the outstanding Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest or beneficial interest) of any Guarantor or the Borrower; or 10% or more of any class of the outstanding Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest or beneficial interest) of which is beneficially owned or held by any Guarantor or the

Borrower; provided, however, at the time any Guarantor registers any security issued by it pursuant to the Securities Act of 1933, as amended, the figure “10%” used in this definition shall automatically change to “5%” without further action. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Stock, by contract or otherwise.

“Agreement” has the meaning given to such term in the first recital to this Agreement.

“Applicable Commitment Percentage” means, with respect to each Lender at any time, a fraction, the numerator of which shall be such Lender’s Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in Exhibit A; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 12.1.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” for such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans are to be made and maintained.

“Applicable Margin” means:

(a) with respect to the Eurodollar Rate, 1.50%; and

(b) with respect to the Base Rate, 0.50%.

“Application” means an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender’s interest under this Agreement pursuant to Section 12.1.

“Authorized Representative” means any of the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Vice President of the Borrower or any other officer of the Borrower so designated by any of the foregoing officers.

“Base Rate” means, for any day, the rate per annum equal to the sum of (a) the higher of (i) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (ii) the Prime Rate for such day, plus (b) the Applicable Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loan” means a Loan for which the rate of interest is determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System (or any successor body).

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrowing Notice” means the notice delivered by an Authorized Representative in connection with a Loan under the Revolving Credit Facility, in the form of Exhibit D.

“Business Day” means, (i) with respect to any Base Rate Loan, any day which is not a Saturday, Sunday or a day on which banks in the State of New York are authorized or obligated by law, executive order or governmental decree to be closed and, (ii) with respect to any Eurodollar Rate Loan, any day which is a Business Day, as described above, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in London, England and New York, New York.

“Capital Stock” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Capitalized Leases” means leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, and having capital and surplus in excess of $500 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

“Change of Control” means (i) at any time prior to a Parent IPO, (x) Permitted Investors shall fail to own, directly or indirectly, beneficially and of record, 100% of the common Capital Stock of the Parent (other than Management Equity), or (y) the Parent shall fail to own, directly, beneficially and of record, 100% of the Capital Stock of the Borrower (other than Management Equity); and (ii) at any time after a Parent IPO, the (x) Permitted Investors fail to own, directly or indirectly, beneficially and of record, more of the Capital Stock of the Parent than any other “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended), (y) the Parent shall fail to own, directly, beneficially and of record, 100% of the Capital Stock of the Borrower (other than Management Equity) or (z) the board of directors of the Parent shall cease to consist of a majority of the Continuing Directors.

“Closing Date” means the date as of which this Agreement is executed by the Parent, the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 6.1 have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Collateral” means, collectively, the Pledged Interests and the other collateral described in the Pledge Agreement and any other Security Instrument.

“Contingent Obligation” of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the financial statements (including footnotes) of such Person in accordance with GAAP, including Statement No. 5 of the Financial Accounting Standards Board, all Rate Hedging Obligations and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including obligations of such Person however incurred:

(1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

(2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

(3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

(4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

(5) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof.

“Continue”, “Continuation”, and “Continued” refers to the continuation pursuant to Section 2.8 hereof of a Eurodollar Rate Loan of one Type as a Eurodollar Rate Loan of the same Type from one Interest Period to the next Interest Period.

“Continuing Directors” means the directors of the Parent on the Closing Date, and each other director of the Parent, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least 66% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the Parent.

“Convert”, “Conversion”, and “Converted” refers to a conversion pursuant to Section 2.8 or Article V of one Type of Loan into another Type of Loan.

“Credit Party” means, collectively, the Borrower, each Guarantor, and each other Person providing Collateral pursuant to any Security Instrument.

“Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

“Default Rate” means (i) with respect to each Eurodollar Rate Loan, until the end of the Interest Period applicable thereto, a rate of two percent (2%) above the Eurodollar Rate applicable to such Loan, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, (ii) with respect to Base Rate Loans, at a rate of interest per annum which shall be two percent (2%) above the Base Rate and (iii) in any case, the maximum rate permitted by applicable law, if lower.

“Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“Eligible Assignee” means (i) a Lender, (ii) an affiliate of a Lender, and (iii) any other financial institution approved by the Agent, subject to the terms and conditions of Section 12.1 hereof.

“Employee Benefit Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Guarantor or the Borrower or any of their respective ERISA Affiliates is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environmental Laws” means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with any Guarantor or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Guarantor or the Borrower and that is treated as a single employer within the meaning of Section 414 of the Code.

“Eurodollar Rate” means the interest rate per annum calculated according to the following formula:

Eurodollar Rate	=	Interbank Offered Rate	+	Applicable Margin
1 – Reserve Requirement

“Eurodollar Rate Loan” means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate.

“Event of Default” means any of the occurrences set forth as such in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Facility Guaranty” means the Guaranty Agreement between the Guarantors and the Agent for the benefit of the Lenders (substantially in the form of Exhibit I attached hereto), delivered as of the Closing Date and otherwise pursuant to Section 6.1 or 8.14, as the same may be amended, modified or supplemented from time to time.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

“Fee Letter” means the Fee Letter dated July 26, 2007, by Citigroup Global Markets, Inc. (as arranger and bookrunner), Bear Stearns & Co. Inc. (as arranger and bookrunner), Bear Stearns Corporate Lending Inc., Deutsche Bank Securities Inc. (as arranger and bookrunner) and accepted and agreed to by the Parent.

“Fee Payment Date” means, for any month in which a commitment fee is due, the twentieth (20th ) calendar day of each calendar month (or, if such day is not a Business Day, on the next succeeding Business Day).

“Fiscal Year” means the twelve-month fiscal period of the Parent and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“GAAP” or “Generally Accepted Accounting Principles” means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

“Governmental Authority” means any Federal, state, municipal, national or other government (whether foreign or domestic and including the European Union) or governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or local government of the United States, the United States, or a foreign entity or foreign government.

“Guarantors” means, at any date, the collective reference to the Parent, Seacastle Holdings LLC and SCT Chassis Inc., each a direct Subsidiary of the Borrower, and any other Subsidiary that shall hereinafter become a Guarantor pursuant to the terms of
Section 8.14.

“Hazardous Material” means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

“Hedging Agreement” means one or more agreements between the Borrower or any Guarantor and any Lender or any Affiliate thereof, on terms mutually acceptable to the Borrower or any Guarantor and such Lender (or Affiliate), which agreements create Rate Hedging Obligations.

“Indebtedness” means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property or arising under Rate Hedging Obligations, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations, and other items which in accordance with GAAP is required to be classified as a liability on a balance sheet; but excluding all accounts payable in the ordinary course of business so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include surplus and retained earnings, lease obligations, reserves for deferred income taxes and investment credits, other deferred credits or reserves or deferred compensation obligations.

“Indebtedness for Money Borrowed” means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, as reflected on the balance sheet of such Person in accordance with GAAP, including without limitation the deferred purchase price of any property or asset, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including conditional sales or similar title retention agreements), other than trade payables incurred in the ordinary course of business.

“Initial Lender” means each of Citicorp North America, Inc., Bear Stearns Corporate Lending Inc. and Deutsche Bank Trust Company Americas.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means to pertain to a condition of Insolvency.

“Interbank Offered Rate” means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary), to the nearest 1/100 of 1%) appearing on Reuters Page LIBOR01 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (or, if no such comparable term is quoted, an interpolated rate as reasonably determined by the Agent). If for any reason such rate is not available, the term “Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate at which U.S. dollar deposits in an amount corresponding to the amount of such Loan and for the applicable maturity are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Rate Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of repayment or prepayment made in respect thereof.

“Interest Period” means, for each Eurodollar Rate Loan, a period commencing on the date such Eurodollar Rate Loan is made or Converted or on the last day of the preceding Interest Period, as the case may be, and ending on (x) the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect or (y) in the case of an Interest Period of one week, the last day of such week (provided, that Interest Periods of one week in duration may not be selected by the Borrower other than in anticipation of a prepayment of a Loan); provided, that,

(a) if an Interest Period for a Eurodollar Rate Loan would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day); and

(b) except in the case of a one-week Interest Period, any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Selection Notice” means the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurodollar Rate Loan or the Conversion of any Base Rate Loan into a Eurodollar Rate Loan, in the form of Exhibit E.

“Investment” means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment: (a) Rate Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement; (b) endorsements of negotiable instruments and documents in the ordinary course of business; and (c) any acquisition of assets, Capital Stock or other securities by a Credit Party or a Subsidiary for consideration to the extent such consideration consists of common equity securities of a Credit Party or a Subsidiary.

“Issuing Lender” means each of Citicorp North America, Inc. and Deutsche Bank Trust Company Americas, or any affiliate thereof, in its capacity as issuer of any Letter of Credit.

“L/C Commitment” means $25,000,000.

“L/C Obligations” means at any time, an amount equal to the sum of (i) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (ii) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender that issued the applicable Letter of Credit.

“Lender” has the meaning given to such term in the preamble to this Agreement.

“Letters of Credit” has the meaning given to such term in Section 3.1(a).

“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Parent and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan” or “Loans” means any of the Revolving Loans.

“Loan Documents” means this Agreement, the Notes (if any), the Security Instruments, the Facility Guaranty, the Fee Letter and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Agent in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.

“Material Adverse Effect” means a material adverse effect on (i) the ability of the Credit Parties, taken as a whole, to pay or perform their respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (ii) the rights, powers and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.

“Management Equity” means common equity of the Parent or the Borrower (or options or warrants to acquire such common equity or restricted units that are convertible into or exchangeable for common equity) issued to management of the Parent or the Borrower.

“Maturity Date” means the Stated Termination Date, subject to extension as provided in Section 2.3(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means an Employee Benefit Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.

“Net Available Proceeds” means, in the case of any Parent IPO or other equity issuance, the aggregate amount of all cash received by the Parent and its Subsidiaries in respect of such Parent IPO or equity issuance net of actual out-of-pocket expenses incurred by the Parent and/or its Subsidiaries in connection therewith, including, but not limited to, any attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses in connection therewith.

“Non-Recourse Indebtedness” means Indebtedness secured solely by assets of the applicable borrower or guarantor thereunder (i) as to which neither the Borrower nor any Guarantor (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, other than, in the case of clauses (a) and (b) above, (1) any pledge of any ownership interest in a Subsidiary not included in the Collateral, (2) any guarantee or other support in respect of obligations in connection with the purchase (but not the financing of such purchase) or sale of any container, ship, chassis and/or related intermodal transportation assets, (3) in connection with any lease of any container, ship, chassis and/or related intermodal transportation assets pursuant to which a Subsidiary is the lessor or any operating lease or (4) any support in respect of the performance of non-payment obligations of a Subsidiary, including undertakings by a Guarantor not to permit such Subsidiary to take actions prohibited by agreements to which such Subsidiary is a party, and (ii) the terms of which provide that there is no recourse against any of the assets of the Borrower or the Guarantors (other than (1) ownership interests in Subsidiaries of the Borrower or any Guarantor not included in the Collateral, (2) to the extent attributable to any guarantee or other support in respect of obligations in connection with the purchase (but not the financing of such purchase) or sale of any container, ship, chassis and/or related intermodal transportation assets, (3) in connection with the lease of any container, ship, chassis and/or related intermodal transportation assets pursuant to which a Subsidiary is the lessor or any operating lease or (4) to the extent attributable to any support in respect of the performance of non-payment obligations of a Subsidiary, including undertakings by a Guarantor not to permit such Subsidiary to take actions prohibited by agreements to which such Subsidiary is a party), provided that, personal recourse of any Person for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purposes entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing shall not, by itself, cause such Indebtedness to not be characterized as a “Non-Recourse Indebtedness”.

Non-Recourse Subsidiary” means, at the time of determination, any Subsidiary of the Parent that does not directly, indirectly or beneficially own any Capital Stock of, any subordinated Indebtedness of, or own or hold any Lien on any property of, the Borrower or any parent of the Borrower or any other Subsidiary of the Parent that is not a Non-Recourse Subsidiary; provided that such Subsidiary, at the time of determination, (a) only has Non-Recourse Indebtedness; (b) is a person with respect to which neither the Parent nor any of its Subsidiaries that is not a Non-Recourse Subsidiary has any direct or indirect obligation (x) to subscribe for additional equity interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, other than to the extent implied by undertakings by the Parent or Subsidiaries that are not Non-Recourse Subsidiaries not to permit a Non-Recourse Subsidiary to take actions prohibited by agreements to which such Non-Recourse Subsidiary is a party (provided that, personal recourse of any Person for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purposes entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing shall not, by itself, cause such Subsidiary to not be characterized as a “Non-Recourse Subsidiary”); and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of its Subsidiaries that are not a Non-Recourse Subsidiary.

“Notes” means, collectively, the promissory notes (if any) of the Borrower evidencing Revolving Loans executed and delivered to the Lenders as provided in Section 2.5 substantially in the form of Exhibit F, with appropriate insertions as to amounts, dates and names of Lenders.

“Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agent (acting in any capacity) or to any Lender (or, in the case of Rate Hedging Obligations, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Rate Hedging Obligation entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the Agent (acting in any capacity) or to any Lender that are required to be paid by the Borrower pursuant thereto) or otherwise.

“Operating Circular” means an operating circular issued by the Federal Reserve Bank.

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, trustee, member or partner action), or other similar official action, as applicable, taken by such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, (i) the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership, trust agreement or other applicable organizational or charter documents relating to the creation of such entity and (ii) the bylaws, bye-laws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

“Parent” has the meaning given to such term in the preamble to this Agreement.

“Parent IPO” means the issuance by the Parent or any direct or indirect parent of Parent of its Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Partnership Interests” has the meaning therefor provided in the Pledge Agreement.

“Payment Date” means any date provided for herein on which the principal of, interest on or other amounts in respect of the Loans is due and payable.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Investors” means, collectively, one or more investment funds managed and/or controlled by Fortress Investment Group LLC or any of its Affiliates.

“Permitted Lien” means any Lien permitted by Section 9.3.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledge Agreement” means, collectively (or individually as the context may indicate), (i) those certain Pledge and Security Agreements or Share Charges dated as of the Closing Date, and (ii) any additional Pledge and Security Agreement or Share Charge (substantially in the form of Exhibit J-1 or J-2 attached hereto, as applicable), delivered to the Agent pursuant to Section 6.1 or 8.14, as hereafter amended, supplemented or replaced from time to time.

“Pledged Interests” has the meaning given to such term in the Pledge Agreement.

“Prime Rate” means the per annum rate of interest established from time to time by the Reference Bank as its prime or reference rate, which rate may not be the lowest rate of interest charged by the Reference Bank to its customers.

“Principal Office” means the principal office of the Agent presently located at 2 Penns Way, Suite 100, New Castle, DE 19720 or such other office and address as the Agent may from time to time designate.

“Quarterly Covenant Compliance Report” has the meaning given such term in Section 8.1(c).

“Quarterly Period” means a fiscal quarter of the Parent and its Subsidiaries.

“Rate Hedging Obligations” means any and all obligations of the Parent or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate “swap” agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Reference Bank” means Citicorp North America, Inc.

“Regulation A” means a Regulation A circular issued by such Federal Reserve Bank.

“Regulation D” means Regulation D of the Board as the same may be amended or supplemented from time to time.

“Regulatory Change” means any change effective after the Closing Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, including those relating to “highly leveraged transactions,” whether or not having the force of law, and whether or not failure to comply therewith would be unlawful and whether or not published or proposed prior to the date hereof.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Required Lenders” means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating more than 50% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the “Credit Exposure” of each Lender shall be equal at all times (a) other than following the occurrence and during the continuance of an Event of Default, to the amount of its Revolving Credit Commitment; and (b) following the occurrence and during the continuance of an Event of Default, such Lender’s Applicable Commitment Percentage of Revolving Credit Outstandings; provided that, for the purpose of this definition only, if any Lender shall have failed to fund its Applicable Commitment Percentage of any Loan or Letter of Credit participation, the Revolving Credit Commitment of such Lender shall be deemed reduced by the amount it so failed to fund for so long as such failure shall continue and such Lender’s Credit Exposure attributable to such failure shall be deemed held by any Lender making more than its Applicable Commitment Percentage of such Loan or Letter of Credit participation to the extent it covers such failure.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Restricted Investment” means any Investment that is not permitted pursuant to Section 9.6.

“Restricted Payment” has the meaning given in Section 9.14.

“Revolving Credit Commitment” means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to, or participate in Letters of Credit for the account of, the Borrower, up to an aggregate principal amount at any one time outstanding equal to such Lender’s Applicable Commitment Percentage of the Total Revolving Credit Commitment.

“Revolving Credit Facility” means the facility described in Articles II and III hereof providing for Loans to, and Letters of Credit for the account of, the Borrower by the Lenders in the aggregate principal amount of the Total Revolving Credit Commitment.

“Revolving Credit Outstandings” means, as of any date of determination, the sum of (i) the aggregate principal amount of all Revolving Loans then outstanding and (ii) the L/C Obligations then outstanding.

“Revolving Credit Termination Date” means the earliest of (i) the Stated Termination Date, (ii) the date of termination of Lenders’ obligations pursuant to Section 10.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Revolving Credit Facility by payment in full of all Revolving Credit Outstandings, together with all accrued and unpaid interest thereon and reduce the Total Revolving Credit Commitment to zero pursuant to Section 2.7.

“Revolving Loan” or “Revolving Loans” means any borrowing pursuant to a Loan under the Revolving Credit Facility in accordance with Article II.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Secured Party” has the meaning given in the Security Agreement.

“Securitization Interest” means the equity or subordinated interests received by the Parent or any of its Subsidiaries pursuant to the sale, transfer, conveyance or other disposition of any container, ship, chassis and/or related intermodal transportation assets or direct or indirect interest therein in connection with the securitization by the Parent, an Affiliate thereof, or any of its Subsidiaries, of such container, ship, chassis and/or related intermodal transportation assets or interest therein.

“Security Instruments” means, collectively, the Pledge Agreement and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Guarantor, the Borrower, any Subsidiary or any other Person shall grant or convey to the Agent or the Lenders a Lien in property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

“Single Employer Plan” means any Employee Benefit Plan covered by Title IV of ERISA which is not a Multiemployer Plan.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

(ii) it is then able and expects to be able to pay its debts as they mature;

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted; and

(iv) with respect to any Person incorporated in Bermuda, such Person is able to pay its liabilities as they become due, the realisable value of such company’s assets is not less than the aggregate of all its liabilities and issued capital of all classes and share premium accounts.

“Stated Termination Date” means 364 days after the date hereof.

“Subsidiary” means any corporation or other entity in which more than 50% of its outstanding Voting Stock or more than 50% of all equity interests is owned directly or indirectly by the Parent, including any trust with respect to which a Guarantor or the Parent or any of its Subsidiaries has a beneficial interest.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Tangible Net Worth” means at any date, the sum for the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of the following:

(i) the amount of capital stock; plus

(ii) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(iii) the sum of the following: cost of treasury shares and the book value of all assets that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write up in the book value of assets resulting from a revaluation thereof subsequent to consummation of the purchase accounting relating to the combination of Seacastle Holdings LLC, Seacastle Operating Company Ltd. and SCT Chassis Inc. and their respective subsidiaries under the common ownership of Seacastle, Inc.

“Taxes” means all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means: (i) a “Reportable Event”; or (ii) the termination of a Single Employer Plan or the filing of a notice of intent to terminate a Single Employer Plan; or (iii) the institution of proceedings to terminate a Single Employer Plan by the PBGC; or (iv) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (v) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA in favor of the PBGC or a Employee Benefit Plan; or (vi) any event or condition which results in the Reorganization or Insolvency of a Multiemployer Plan; or (vii) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Total Revolving Credit Commitment” means a principal amount equal to $250,000,000, as may be reduced from time to time in accordance with Section 2.7.

“Type” means any type of Loan (i.e., a Base Rate Loan or a Eurodollar Rate Loan).

“Voting Stock” means shares of capital stock issued by a corporation, issued shares in a company or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

1.2. Rules of Interpretation.

(a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a consistent basis.

(b) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(c) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to this Agreement.

(d) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

(e) When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(f) References to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(g) All dates and times of day specified herein shall refer to such dates and times in New York, New York.

(h) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

(i) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

(j) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

ARTICLE II

THE REVOLVING CREDIT FACILITY

2.1. Revolving Loans.

(a) Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrower under the Revolving Credit Facility from time to time from the Closing Date until the Revolving Credit

Termination Date on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by such Lender’s Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any such Loan (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of any of the Loans as a result of an Event of Default; and provided, further, that immediately after giving effect to each such Loan the amount of Revolving Credit Outstandings shall not exceed the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow under the Revolving Credit Facility on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (1) no Revolving Loan that is a Eurodollar Rate Loan shall be made which has an Interest Period that extends beyond the Maturity Date and (2) each Revolving Loan that is a Eurodollar Rate Loan may, subject to the provisions of Section 2.7, be repaid only on the last day of the Interest Period with respect thereto unless such payment is accompanied by the additional payment, if any, required by Section 5.5.

(b) Amounts. Each Revolving Loan hereunder and each Conversion under Section 2.8, shall be in an amount of at least $500,000.

(c) Procedures. An Authorized Representative shall give the Agent (i) at least three (3) Business Days’ irrevocable written notice of an Interest Rate Selection Notice with appropriate insertions, effective upon receipt, of each Revolving Loan that is to be, or to be Converted into, a Eurodollar Rate Loan prior to 11:00 A.M. and (ii) at least one (1) Business Day’s written notice, revocable only on or before noon the following Business Day of a Borrowing Notice with appropriate insertions, effective upon receipt, of each Revolving Loan which shall be borrowed as a Base Rate Loan prior to 11:00 A.M. and (iii) at least one (1) Business Day’s irrevocable written notice of an Interest Rate Selection Notice with appropriate insertions, effective upon receipt, of each Revolving Loan that is to be Converted into a Base Rate Loan prior to 11:00 A.M. Each such notice shall specify the amount of the borrowing, the date of borrowing or Conversion (as applicable), type of Revolving Loan (Base Rate or Eurodollar Rate), the date of borrowing and, if a Eurodollar Rate Loan, the Interest Period to be used in the computation of interest. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with the amount of each Lender’s portion of a Loan requested thereunder, shall be provided by the Agent to each Lender by facsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 11:00 A.M.) not later than 1:30 P.M. on the same day as the Agent’s receipt of such notice.

(i) Promptly (and, to the extent feasible, not later than 2:30 P.M.) on the date specified for each borrowing under this Section 2.1, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Loan or Loans to be made by it on such day available by wire transfer to the Agent in the amount of its pro rata share, determined according to such Lender’s Applicable Commitment Percentage of the Revolving Loan or Revolving Loans to be made on such day. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof to the Borrower’s Account or otherwise as shall be directed in the applicable Borrowing Notice by an Authorized Representative and reasonably acceptable to the Agent.

(ii) Each borrowing initially shall be of the type as specified in the applicable Borrowing Notice and, in the case of a Eurodollar Rate Loan, shall have an initial Interest Period as specified in such Borrowing Notice. The Borrower shall have the option to elect the duration of the initial and any subsequent Interest Periods and to Convert the Revolving Loans in accordance with Section 2.8. Eurodollar Rate Loans and Base Rate Loans may be outstanding at the same time, provided, however, no more than five (5) Eurodollar Rate Loans shall be outstanding at any one time. If the Agent does not receive an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period by the time prescribed by Section 2.8, the Borrower shall be deemed to have elected for any Eurodollar Loan an Interest Period of one month duration.

2.2. Payment of Interest & Fees.

(a) The Borrower shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the then applicable Base Rate for Base Rate Loans or applicable Eurodollar Rate for Eurodollar Rate Loans, as designated by the Authorized Representative pursuant to Section 2.1. Interest shall be payable in arrears on each Interest Payment Date; provided, however, that if any Event of Default shall occur and be continuing, upon the demand of the Agent all amounts outstanding hereunder shall bear interest during such period at the Default Rate.

(b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Fees and commissions payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

2.3. Payment of Principal.

(a) Scheduled Repayment. The principal amount of each Revolving Loan shall be due and payable to the Agent for the benefit of each Lender in full on the

Maturity Date, or earlier as specifically provided herein. The Borrower may, by notice to the Agent (which shall promptly notify the Lenders) not more than 30 days and not less than 10 days prior to Stated Termination Date, elect to extend the Maturity Date to the date falling 180 days after the Stated Termination Date or, if such date is not a Business Day, the next preceding Business Day. Notwithstanding the foregoing, the extension of the Maturity Date shall be effective only if (i) no Default shall have occurred and be continuing on each of the date of the notice electing such extension and on the Stated Termination Date, (ii) each of the representations and warranties made in Article VII shall be true and correct in all material respects on and as of each of the date of the notice electing such extension and on the Stated Termination Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (iii) the Borrower shall have paid or shall simultaneously pay the fees required by Section 2.10(c).

(b) Voluntary Prepayments. The Borrower may prepay the outstanding principal amount of any Eurodollar Loan, in whole or in part, upon two Business Days’ notice to the Agent and, in the case of Base Rate Loans, upon same day notice to the Agent. All such prepayments must be accompanied by accrued interest up to, and including, the date of such prepayment and any compensation due under Section 5.5.

(c) Mandatory Prepayments. Upon the issuance of any Capital Stock pursuant to a Parent IPO, or otherwise by the Borrower or the Parent (excluding in connection with (x) any equity contribution by any Permitted Investor of an equity interest in the Parent or (y) any Management Equity), an amount equal to 100% of the Net Available Proceeds thereof shall be applied on the date of such issuance towards the prepayment of the Loans.

2.4. Manner of Payment. Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Loans, shall be made to the Agent at the Principal Office, for the account of each Lender, in Dollars and in immediately available funds without setoff, deduction or counterclaim before 12:30 P.M. on the date such payment is due.

(a) The Agent shall deem any payment made by or on behalf of the Borrower hereunder that is not made both in Dollars and in immediately available funds and prior to 12:30 P.M. to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the time such funds become available funds. Any non-conforming payment may constitute or become a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (x) the date such funds become available funds or (y) the next Business Day at the Default Rate from the date such amount was due and payable.

(b) In the event that any payment hereunder becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (a) of the definition of “Interest Period”; provided that interest shall continue to accrue during the period of any such extension and provided, further, that in no event shall any such due date be extended beyond the Revolving Credit Termination Date.

2.5. Notes. At the request of any Lender, Revolving Loans made by such Lender shall be evidenced by a Note payable to the order of such Lender in the respective amount of its Revolving Credit Commitment and shall be duly completed, executed and delivered by the Borrower.

2.6. Pro Rata Payments. Except as otherwise provided herein, each payment on account of the principal of and interest on the Loans and the fees described in Section 2.10 shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages and the Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

2.7. Reductions.

(a) Voluntary Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time but not more frequently than once each calendar month, upon not less than three (3) Business Days’ written notice to the Agent, effective upon receipt, to reduce all or a portion of the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, facsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, or the entire remaining Total Revolving Credit Commitment, and shall permanently reduce the Total Revolving Credit Commitment. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Loans to the extent that the Revolving Credit Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid, and, if the Revolving Credit Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such payment, the Borrower shall, to the extent of such excess, deposit an amount in cash in a cash collateral account established with the Agent for the benefit of the Lenders on terms and conditions satisfactory to the Agent. No such reduction shall result in the payment of any Eurodollar Rate Loan other than on the last day of the Interest Period of such Eurodollar Rate Loan unless such prepayment is accompanied by amounts due, if any, under Section 5.5.

(b) Mandatory Reductions. Unless previously terminated, the Total Revolving Credit Commitment shall terminate on the Stated Termination Date.

2.8. Conversions and Elections of Subsequent Interest Periods. Subject to the limitations set forth below and in Article V, the Borrower may:

(a) upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 11:00 A.M. on any Business Day, Convert all or a part of Eurodollar Rate Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Rate Loans; and

(b) provided that no Default or Event of Default shall have occurred and be continuing and upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 11:00 A.M. three (3) Business Days’ prior to the date of such election or Conversion:

(i) elect a subsequent Interest Period for all or a portion of Eurodollar Rate Loans to begin on the last day of the then current Interest Period for such Eurodollar Rate Loans; and

(ii) Convert Base Rate Loans to Eurodollar Rate Loans on any Business Day.

Each election and Conversion pursuant to this Section 2.8 shall be subject to the limitations on Eurodollar Rate Loans set forth in the definition of “Interest Period” herein and in Sections 2.1, 2.3 and Article V. The Agent shall give written notice to each Lender of such notice of election or Conversion prior to 3:00 P.M. on the day such notice of election or Conversion is received. All such Continuations or Conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

2.9. Increase and Decrease in Amounts. The amount of the Total Revolving Credit Commitment that shall be available to the Borrower as Loans shall be reduced by the aggregate amount of Revolving Credit Outstandings.

2.10. Fees. The Borrower shall pay:

(a) the fees specified in the Fee Letters to the Persons and on the dates specified therein;

(b) a commitment fee for the period from and including the date hereof to the Revolving Credit Termination Date, computed at a rate of (A) 0.25% per annum if the average daily amount of Revolving Credit Outstandings during the period for which such payment is made are less than $125,000,000 or (B) 0.125% per annum if the average daily amount of Revolving Credit Outstandings during the period for which such payment is made are equal to or greater than $125,000,000, in each case on the average daily amount of the available unused Revolving Credit Commitment of such Lender during the period for which payment is made, payable monthly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof; and

(c) if the Maturity Date is extended pursuant to Section 2.3(a), an extension fee equal to 0.25% of the Revolving Credit Outstandings as of the Stated Termination Date, payable on the Stated Termination Date.

2.11. Deficiency Advances. No Lender shall be responsible for any default of any other Lender in respect to such other Lender’s obligation to make any Loan hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Agent may in its discretion and in its capacity as a Lender, but shall not be obligated to, advance all or any portion of such amount or amounts (each, a “deficiency advance”) and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates as if it had originally made such Loan; provided that, (i) such defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance shall be paid by such Lender and (ii) upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be to the Agent as a Lender in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

2.12. Use of Proceeds. The proceeds of each Loan made pursuant to the Revolving Credit Facility hereunder shall be used for working capital and other general corporate purposes.

ARTICLE III

LETTERS OF CREDIT

3.1. L/C Commitment.

(b) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have an obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Revolving Credit Outstandings would exceed the Total Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(c) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that either Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The applicable Issuing Lender shall promptly furnish to the Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3. Fees and Other Charges.

(b) The Borrower will pay a fee on the undrawn and unexpired amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each outstanding Letter of Credit issued by it, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(c) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4. L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it is not paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not paid to any Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing to it under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, such Issuing

Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender that issued such Letter of Credit for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the Default Rate.

3.6. Obligations Absolute. The obligations of the Borrower under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Reimbursement Obligations of the Borrower under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. Neither Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender that issued such Letter of Credit shall promptly notify the Borrower of the date and amount thereof. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

SECURITY

4.1. Security. As security for the full and timely payment and performance of all Obligations, the Borrower will, or will cause the Credit Parties to, on or before the date of the initial Loan, deliver to Agent, for the benefit of the Lenders, each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Instruments, by applicable law or as reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a duly perfected first priority security interest in the Collateral, subject to no prior Lien other than Permitted Liens, in proper form for filing, registration or recordation.

4.2. Further Assurances. At the request of the Agent, the Borrower will, or will cause the other Credit Parties (as the case may be), to, execute, by its duly authorized officers, alone or with the Agent, any certificate, instrument, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Agent contemplated hereby and by the other Loan Documents whether at or after the Closing Date.

4.3. Information Regarding Collateral. The Borrower represents, warrants and covenants that (i) the chief executive office of each Credit Party providing Collateral pursuant to a Security Instrument (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 4.3, and (ii) Schedule 4.3 (as may be amended, supplemented or modified from time to time) contains a true and complete list of (a) the name and address of each Grantor and (b) each location of the chief executive office and principal place of business of each Grantor. Neither the Parent nor the Borrower shall change, or permit any other Grantor to change, the location of its chief executive office or principal place of business, except upon giving not less than thirty (30) days’ prior written notice to the Agent and taking or causing to be taken all such action at the Parent’s, the Borrower’s or such other Grantor’s expense as may be reasonably requested by the Agent to perfect or maintain the perfection of the Lien of the Agent in Collateral.

ARTICLE V

CHANGE IN CIRCUMSTANCES

5.1. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost (other than a Tax) to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof (other than by reason of any Tax), then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section 5.1, and such Lender shall, upon written request by the Borrower, designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.2. Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan:

(a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type or to Convert Loans of any other Type into Loans of such Type, and the Borrower shall, jointly and severally, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

5.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurodollar Rate Loans and to Convert other Types of Loans into Eurodollar Rate Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Loans (in which case the provisions of Section 5.4 shall be applicable).

5.4. Treatment of Affected Loans. If the obligation of any Lender to make a Eurodollar Rate Loan or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to Section 5.1 or 5.3 (Loans of such Type being herein called “Affected Loans” and such Type being herein called the “Affected Type”), such Lender’s Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 5.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1 or 5.3 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1 or 5.3 that gave rise to the Conversion of such Lender’s Affected Loans pursuant to this Section 5.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Revolving Credit Commitments.

5.5. Compensation. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense incurred by it as a result of:

(a) any payment, prepayment, or Conversion of a Eurodollar Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.1) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article VI to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Rate Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement.

5.6. Taxes.

(a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of each Lender and the Agent, Taxes imposed on its income, receipts, capital, net worth or items of tax preference and franchise, doing business and similar Taxes (imposed on it in lieu of net income taxes), imposed on such Lender or Agent as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded Taxes (“Indemnified Taxes”) or Other Taxes (as defined below) are required to be withheld after the date hereof from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.6) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 12.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably acceptable to such Lender or the Agent; provided however, that the Borrower shall not be required to increase such amounts payable to any Lender with respect to any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to this paragraph.

(b) In addition, the Borrower agrees to timely pay any and all present or future stamp or documentary taxes which arise from the execution or delivery of this Agreement or any other Loan Document or the provision of the security interest in any Collateral required hereunder (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees, to indemnify each Lender and the Agent for the full amount of Indemnified Taxes and Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 5.6) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), shall provide the Borrower and the Agent with (i) a complete and properly executed Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (including all required accompanying information), as appropriate, or any successor form prescribed by the Internal Revenue Service (including a United States taxpayer identification number), certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest, certifying that the Lender is eligible for the “portfolio interest exemption” or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service. In addition, each Lender and the Agent agrees that it will (i) take all actions reasonably requested by the Borrower in writing that are consistent with applicable legal and regulatory restrictions to claim any available reductions or exemptions from Indemnified Taxes or Other Taxes and (ii) otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 5.6; provided, however, that in each case, any out-of-pocket cost relating to such action or cooperation requested by the Borrower shall be borne by the Borrower and no Lender shall be required to take any action that it determines in its sole good faith discretion, may be adverse in any non de minimis respect to it and not indemnified to its satisfaction.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 5.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment or otherwise evidence of such payment as is reasonably acceptable to the Agent.

(h) If the Agent or any Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.6, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.6 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any net increase in Taxes imposed on such Person by reason of such refund and the payment by such Person pursuant to this sentence) of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.6 shall survive the termination of the Revolving Credit Commitments and the payment in full of the Loans.

ARTICLE VI

CONDITIONS

6.1. Conditions of Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 6.1. For the limited purpose of this Section 6.1, the phrases “shall have received”, “shall have approved”, “shall have demonstrated”, “shall have delivered” and similar phrases contemplating that future performances were required shall be construed as being performed or waived as of the Closing Date:

The Agent shall have received, as of the Closing Date, in form and substance satisfactory to the Agent and Lenders, the following:

(i) executed originals of each of this Agreement, the Notes (if applicable), the Facility Guaranty and the Pledge Agreement, together with all schedules and exhibits thereto;

(ii) the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of special counsel to the Credit Parties dated the Closing Date (including opinions of New York, Marshall Islands and Bermuda counsel), addressed to the Agent (for itself and on behalf of the Lenders), in form reasonably acceptable to the Agent;

(iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each Credit Party,

certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

(iv) specimen signatures of officers of each Credit Party executing the Loan Documents on behalf of such party, certified by the secretary or assistant secretary of such party or such other officer or director of such party;

(v) the Organizational Documents of each Credit Party certified as of a recent date by the Secretary of State or comparable official of its jurisdiction of organization;

(vi) certificates issued as of a recent date by the Secretaries of State or comparable officials of the respective jurisdictions of formation of each of the Credit Parties as to the due existence and good standing of such Person;

(vii) [reserved];

(viii) Uniform Commercial Code financing statements appropriate for filing in all places required by applicable law to perfect the Liens of the Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be necessary under applicable law to perfect the Liens of the Agent under the Security Instruments as a first priority Lien in and to the Collateral as the Agent may reasonably require;

(ix) the delivery by the Borrower and other Credit Parties of all stock certificates and other certificates, if any, evidencing ownership of any Pledged Interests, accompanied in each case by duly executed stock or transfer powers (or other appropriate transfer documents) in blank affixed thereto;

(x) a certificate of the Chief Financial Officer of the Borrower certifying, and containing calculations demonstrating, compliance with Section 9.18 on a pro forma basis after giving effect to the initial borrowings hereunder and the use of the proceeds thereof; and

(xi) evidence that any fees payable by any Credit Party on the Closing Date to the Agent and the Lenders have been paid in full.

6.2. Conditions of Revolving Loans. The obligation of the Lenders to make Revolving Loans to or issue Letters of Credit for the account of the Borrower hereunder on or subsequent to the Closing Date is subject to the conditions precedent that:

(a) the representations and warranties of the Credit Parties set forth in Article VII and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date;

(b) the Agent shall have received a Borrowing Notice at least one Business Day prior to the date of such Loan to be borrowed as a Base Rate Loan, and at least three Business Days prior to the date of such Loan to be borrowed as a Eurodollar Rate Loan;

(c) at the time of (and after giving effect to) such Loan or the issuance of such Letter of Credit, no Default or Event of Default specified in Article X shall have occurred and be continuing; and

(d) immediately after giving effect to such Loan or the issuance of such Letter of Credit;

(i) the aggregate principal balance of all outstanding Revolving Loans for each Lender shall not exceed such Lender’s Revolving Credit Commitment; and

(ii) the Revolving Credit Outstandings shall not exceed the Total Revolving Credit Commitment.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower and each Guarantor represents and warrants with respect to itself, its respective Subsidiaries (if any) and each other Credit Party (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans and issuance of Letters of Credit), that:

7.1. Organization and Authority.

(a) The Borrower, each Subsidiary and each other Credit Party is a corporation, partnership or limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation;

(b) The Borrower, each Subsidiary and each other Credit Party (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

(c) The Borrower has the power and authority to execute, deliver and perform this Agreement and to execute, deliver and perform each of the other Loan Documents to which it is a party;

(d) Each Credit Party (other than the Borrower) has the power and authority to execute, deliver and perform each of the Loan Documents to which it is a party; and

(e) When executed and delivered, each of the Loan Documents to which any Credit Party is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Credit Party (as the case may be), enforceable against such Credit Party (as the case may be) in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

7.2. Loan Documents. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party:

(a) have been duly authorized by all requisite Organizational Action of such Credit Party (as the case may be) required for the lawful execution, delivery and performance thereof;

(b) do not violate in any material respect any provisions of (i) applicable law, rule or regulation, or (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Credit Party or their respective properties;

(c) do not violate any provisions of the Organizational Documents of such Credit Party;

(d) does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound, except to the extent the same could not reasonably be expected to have a Material Adverse Effect; and

(e) does not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Credit Party or any Subsidiary except any Liens in favor of the Agent and the Lenders created by the Security Instruments;

7.3. Solvency. At the time of each Loan to the Borrower, the Borrower and each Guarantor is Solvent after giving effect to the transactions contemplated by the Loan Documents;

7.4. Subsidiaries and Stockholders. As of the date hereof, the Borrower (i) owns the percentage specified on Schedule 7.4 of the beneficial interest of each of its direct Subsidiaries and (ii) does not have any direct Subsidiaries other than those included in the Pledged Interests and listed as being owned by the Borrower on Schedule 7.4; each Subsidiary of the Borrower (i) owns the percentage specified on Schedule 7.4 of the beneficial interest of each of its direct Subsidiaries and (ii) does not have any direct Subsidiaries other than those listed as being owned by such Subsidiary on Schedule 7.4;

7.5. Financial Condition. The unaudited consolidated financial statements of Carlisle Leasing International LLC and its Subsidiaries dated March 31, 2007, copies of which have been furnished to the Agent on or before the Closing Date, have been prepared in accordance with GAAP and present fairly in all material respects the financial position of Carlisle Leasing International LLC and its Subsidiaries on a consolidated basis as at the date thereof, and the results of operations and statements of cash flows for the period then ended, subject to normal year-end audit adjustments and the absence of footnotes. The unaudited consolidated financial statements of Interpool Inc. and its Subsidiaries dated March 31, 2007, copies of which have been furnished to the Agent on or before the Closing Date, have been prepared in accordance with GAAP and present fairly in all material respects the financial position of Interpool Inc. and its Subsidiaries on a consolidated basis as at the date thereof, and the results of operations and statements of cash flows for the period then ended, subject to normal year-end audit adjustments and the absence of footnotes. None of Carlisle Leasing International LLC, Interpool Inc. and their respective Subsidiaries had, to the knowledge of the Parent or the Borrower, as at March 31, 2007, any material Contingent Obligation, contingent liability or liability for taxes, or any long term lease, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto and which, to the knowledge of the Parent or the Borrower, could reasonably be expected to result in a material cost or loss.

The pro forma consolidated balance sheet of the Parent and its Subsidiaries as of May 31, 2007 has been prepared in good faith based on assumptions that are believed by the Parent and the Borrower to be reasonable at the time made (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to material variation), and presents fairly, in all material respects, the pro forma financial position of the Parent and its Subsidiaries as of May 31, 2007, as if the combination of Seacastle Holdings LLC, Seacastle Operating Company Ltd. and SCT Chassis Inc. and their respective subsidiaries under the common ownership of Seacastle Inc. had occurred on such date; provided that such pro forma balance sheet has been prepared without giving effect to purchase accounting or similar adjustments.

Since March 31, 2007 there has been no development or event which has had a Material Adverse Effect;

7.6. Liens. Upon the proper filing or recordation of the documents contemplated by the Security Instruments, the Agent (on behalf of the Secured Parties) will have a first priority perfected Lien (subject to Permitted Liens) on all Collateral under the Security Instruments;

7.7. Title to Properties. The Borrower and each of its Subsidiaries, each Guarantor and each other Credit Party has good and marketable title to all its material real and personal properties, subject to no transfer restrictions or Liens of any kind except as provided in the Security Instruments and Permitted Liens;

7.8. Taxes. Except as set forth in Schedule 7.8, the Borrower, each of its Subsidiaries, each Guarantor and each other Credit Party has filed or caused to be filed all federal, state, local and foreign Tax returns in each case that are required to be filed by it and that, the failure to file, would have a Material Adverse Effect (individually or in the aggregate) and, except for Taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves in accordance with GAAP reflected in the financial statements most recently delivered pursuant to Section 8.1(a) and satisfactory to the Parent’s independent certified public accountants have been established, have paid or caused to be paid all Taxes as shown on said returns or on any assessment received by it, to the extent that such Taxes have become due;

7.9. Other Agreements. No Guarantor nor other Credit Party:

(i) is a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(ii) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Guarantor, or other Credit Party is a party, which default has, or if not remedied within any applicable grace period could reasonably be expected to have, a Material Adverse Effect;

7.10. Litigation. Except as set forth in Schedule 7.10, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against any Guarantor, the Borrower or any other Credit Party or affecting any such Person or any properties or rights of any such Person, which could reasonably be expected to have a Material Adverse Effect;

7.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U;

7.12. Investment Company. No Credit Party is an “investment company,” or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1, et seq.). The application of the proceeds of the Loans and Letters of Credit and repayment thereof by the Borrower and the performance by the Borrower and the other Credit Parties of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

7.13. Patents, Etc. The Borrower, each Guarantor and each other Credit Party owns or has the right to use, under valid license agreements or otherwise, all material patents,

licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person except, in each case, as could not reasonably be expected to have a Material Adverse Effect;

7.14. No Untrue Statement. Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any other Credit Party in accordance with or pursuant to any Loan Document nor (b) any written statement, representation, or warranty provided to the Agent in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading in any material respect, provided that any projections and pro forma financial information contained in the materials delivered to the Agent and/or the Lenders are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

7.15. No Consents, Etc. Neither the execution and delivery by the Borrower and the other Credit Parties of the Loan Documents to which it is a party nor the performance by the Borrower and the Credit Parties of such Loan Documents and the transactions contemplated thereby shall require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Credit Party as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, in each case, if not obtained or effected, could be reasonably expected to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be;

7.16. Employee Benefit Plans.

(a) Neither the Borrower nor any ERISA Affiliate has incurred any “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA with respect to any Single Employer Plan, whether or not waived, during the six-year period prior to the date on which this representation is made or deemed made or any other liability to the PBGC which remains outstanding, in each case, in an amount that could be reasonably likely to have a Material Adverse Effect;

(b) No Termination Event has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan or Multiemployer Plan, neither the Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan that, in each case, could be reasonably expected to have a Material Adverse Effect; and

(c) The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made for each such plan, exceed the then current value of the assets of such Single Employer Plan allocable to such benefits by a material amount;

7.17. No Default. As of the date hereof, there does not exist any Default or Event of Default hereunder; and

7.18. Environmental Laws. Except as listed on Schedule 7.18, the Borrower, each of its Subsidiaries, each Guarantor and each other Credit Party is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals material to its business. Except as listed on Schedule 7.18, neither the Borrower, any of its Subsidiaries, any Guarantor nor any other Credit Party has been notified of any pending or threatened action, suit, proceeding or investigation, and neither the Borrower, any of its Subsidiaries, any Guarantor nor other Credit Party is aware of any facts, which (a) calls into question, or could reasonably be expected to call into question, material compliance by the Borrower, any of its Subsidiaries, any Guarantor or any other Credit Party with any Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any material license, permit or approval necessary for the operation of the Borrower’s, any of its Subsidiary’s, any Guarantor’s or any other Credit Party’s business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Borrower, any of its Subsidiaries, any Guarantor or other Credit Party to be subject to any material restrictions on ownership, use, occupancy or transferability under any Environmental Law.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Unless the Required Lenders shall otherwise consent in writing, the Borrower will, and where applicable will cause each Guarantor and each Subsidiary (if any) to:

8.1. Financial Reports, Etc.

(a) As soon as practical and in any event within 120 days after the end of each Fiscal Year, or such earlier date on which financial statements are required to be filed with the Securities and Exchange Commission, deliver or cause to be delivered to the Agent audited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto (if any), and the relating audited consolidated statements of income, changes in stockholders’ (or members’) equity and cash flows, and the respective notes thereto (if any), for such Fiscal Year, setting forth comparative financial statements for the preceding year (if applicable), reported on by Ernst & Young or other independent certified public accountants of nationally recognized standing all prepared in accordance with GAAP and accompanied by a certificate of an Authorized Representative, which certificate shall be in the form of Exhibit H; provided that the Borrower shall be deemed to have satisfied their delivery obligations with respect to the above financial statements (but not the certificate referred to above) if the full text of such financial statements have been posted to and are generally available on the Parent’s website or are otherwise publicly available;

(b) commencing from and after the fiscal quarter ending September 30, 2007, as soon as practical and in any event within 60 days after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year and, with respect to the fiscal quarter ending September 30, 2007, within 90 days after the end of such fiscal quarter), deliver to the Agent the consolidated balance sheet and the related consolidated statements of income, changes in stockholders’ (or members’) equity and cash flows of the Parent and its Subsidiaries prepared in accordance with GAAP and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such fiscal period and the results of their operations for such fiscal period; provided that the Borrower shall be deemed to have satisfied their delivery obligations with respect to the above financial statements (but not the certificate referred to above) if the full text of such financial statements have been posted to and are generally available on the Parent’s website or are otherwise publicly available;

(c) as soon as practical and in any event within 30 days after the end of each fiscal quarter, deliver or cause to be delivered (i) a report, in form and substance reasonably satisfactory to the Agent, stating that the Borrower is in compliance in all material respects with the covenants and terms hereof and that no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto), in each case as of the end of such month (the “Quarterly Covenant Compliance Report”) and (ii) an updated Schedule 7.4;

(d) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent a copy of (i) all regular or special reports or effective registration statements which the Parent or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower, any Guarantor or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower, any Guarantor or any Subsidiary by independent accountants in connection with any annual, interim or special audit of the Parent, the Borrower or any Subsidiary; and

(e) promptly, from time to time, deliver or cause to be delivered to the Agent such other information regarding the Borrower’s, any Guarantor’s and any Subsidiary’s operations, business affairs and financial condition as the Agent or such Lender may reasonably request.

Subject to Section 12.15, the Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any Governmental Authority having jurisdiction over the Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement;

8.2. Maintain Properties. Maintain all properties necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto) in each case as are reasonably necessary to conduct its business as currently conducted, except in each case to the extent such failure could not reasonably be expected to cause a Material Adverse Effect;

8.3. Existence, Qualification, Etc. Except as otherwise expressly permitted under Section 9.7, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction, in each case in which failure to do so could reasonably be expected to have a Material Adverse Effect;

8.4. Regulations and Taxes. Comply with or contest in good faith all statutes and governmental regulations and timely pay all Taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien other than a Permitted Lien against any of its properties, except in each case, to the extent such failure could not reasonably be expected to have a Material Adverse Effect;

8.5. Intentionally Deleted.

8.6. True Books. Keep true books of record and account in which full, true and correct entries in all material respects will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements;

8.7. Right of Inspection. Permit any Person designated by any Lender or the Agent to visit and inspect any corporate book or financial report of the Parent, the Borrower or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice and, with respect to one such visit and inspection per fiscal year of the Borrower, at the Borrower’s sole cost and expense and, otherwise, at such Lender’s or the Agent’s sole cost and expense; provided that upon any Event of Default, such access shall be at any time and shall be at the sole cost and expense of the Borrower;

8.8. Observe all Laws. Conform to and duly observe all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business unless the failure to so conform or observe could not reasonably be expected to have a Material Adverse Effect;

8.9. Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities of which the failure to so obtain and maintain could not reasonably be expected to have a Material Adverse Effect;

8.10. Officer’s Knowledge of Default or Material Adverse Effect. Upon any officer of any Guarantor or the Borrower obtaining knowledge of any Default or Event of Default hereunder, or any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, cause such officer or an Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower or such Subsidiary or other Credit Party proposes to take with respect thereto;

8.11. Suits or Other Proceedings. Upon any officer of any Guarantor or the Borrower obtaining knowledge of any action, suit, litigation, investigation, or other proceeding being instituted or threatened against the Borrower or any Subsidiary or other Credit Party, in any court or before any Governmental Authority, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary or other Credit Party, making a claim or claims that are not covered by insurance in an aggregate amount greater than $10,000,000 (exclusive of punitive damages), or otherwise to the extent the same could reasonably be expected to have a Material Adverse Effect, promptly deliver to the Agent written notice thereof stating the nature and status of such action, suit, litigation, investigation, dispute, proceeding, levy, execution or other process;

8.12. Notice of Environmental Complaint or Condition. Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims or citations received by the Borrower, any Guarantor or any Subsidiary relating to any (a) material violation or alleged material violation by the Borrower, any Guarantor or any Subsidiary of any applicable Environmental Law; (b) material release or threatened material release by the Borrower, any Guarantor or any Subsidiary, or by any Person handling, transporting or disposing of any Hazardous Material on behalf of the Borrower, any Guarantor or any Subsidiary, or at any facility or property owned or leased or operated by the Borrower, any Guarantor or any Subsidiary, of any Hazardous Material, except where occurring legally pursuant to a permit, license or applicable law; or (c) liability or alleged liability of the Borrower, any Guarantor or any Subsidiary reasonably estimated to be in excess of $10,000,000 for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials;

8.13. Indemnification. Without limiting the generality of Section 12.9, the Parent and the Borrower hereby agrees to indemnify and hold the Agent and the Lenders, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, penalties, liabilities, damages and expenses (including assessment and cleanup costs and reasonable attorneys’, consultants’ or other expert fees, expenses and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by the Parent, the Borrower or any Subsidiary or with respect to any property owned, operated or leased by the Parent, the Borrower or any Subsidiary or (b) the handling, storage, transportation, treatment, emission, release, discharge or disposal of any Hazardous Materials by or on behalf of the Parent, the Borrower or any Subsidiary, or on or with respect to property owned or leased or operated by the Parent, the Borrower or any Subsidiary. The provisions of this Section 8.13 shall survive repayment of the Obligations and expiration or termination of this Agreement;

8.14. Additional Guarantors. With respect to (a) any direct Subsidiary of the Borrower (other than a Non-Recourse Subsidiary) formed or acquired after the Closing Date, to the extent not prohibited by Requirements of Law or contractual obligations in effect on the Closing Date or at the time of its acquisition, as applicable, from becoming a Guarantor, and (b) any direct Subsidiary (other than a Non-Recourse Subsidiary) of the Borrower that is prohibited by Requirements of Law or contractual obligations in effect on the Closing Date or at the time of its acquisition from becoming a Guarantor, promptly upon such formation or acquisition or such prohibitions ceasing to be in effect, as the case may be, cause such Subsidiary to become a Guarantor party to the Facility Guaranty.

8.15. Further Assurances. At the Borrower’s cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents (including any additional Facility Guaranties and additional Pledge Agreements, in each case, in connection with new Guarantors pursuant to Section 8.14), certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents;

8.16. Continued Operations. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted and any other business that is reasonably related thereto; and

8.17. Employee Benefit Plans. Without limiting the generality of Section 9.9, with reasonable promptness, and in any event within thirty (30) days after the Borrower knows or has reason to know thereof, give notice to the Agent of (a) the establishment of any Single Employer Plan (which notice shall include a copy of such plan), (b) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date; (c) the occurrence of a Termination Event with respect to any Single Employer Plan or Multiemployer Plan; and (d) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan.

8.18. Post-Closing Undertakings. By not later than the 10th Business Day following the Closing Date, take such actions as shall be necessary to permit the unrestricted transfer by the Collateral Agent (as defined in the applicable Pledge Agreement) or at its direction of the Pledged Interests constituting equity interests in limited liability companies upon the exercise of remedies pursuant to such Pledge Agreement and admission to membership of the transferee(s) of such Pledged Interests, including by delivering to the Agent of (i) written consents, satisfactory to the Agent in form and substance, executed by each Person whose consent is required by Applicable Law or the terms of the applicable Organizational Documents of the issuer of such Pledged Interests to permit any such transfer or admission or (ii) to the extent that such a consent contemplated by (i) above is not sufficient to permit the unrestricted transfer and admission with respect to such equity interests, written amendments, reasonably satisfactory to the Agent in form and substance, to the applicable Organization Documents of the issuer of such Pledged Interests permitting such transfer and admission.

ARTICLE IX

NEGATIVE COVENANTS

Unless the Required Lenders shall otherwise consent in writing, the Parent and the Borrower will not, and will cause each Subsidiary thereof (other than a Non-Recourse Subsidiary) not to:

9.1. [reserved];

9.2. [reserved];

9.3. Liens. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower, any other Credit Party or any of their respective Subsidiaries, except the following (the “Permitted Liens”):

(i) Liens created under the Security Instruments in favor of the Agent for the benefit of the Lenders and any other Secured Party;

(ii) Liens securing Indebtedness set forth on Schedule 9.4 and existing on the date hereof;

(iii) Liens imposed by law for Taxes (A) not yet delinquent or (B) which are being contested in good faith by appropriate proceedings diligently conducted, if, with respect to each Lien described in this clause (B) unless such Lien could not reasonably be expected to have a Material Adverse Effect, adequate reserves with respect thereto are maintained on the books of the Parent and/or its Subsidiaries in accordance with GAAP;

(iv) statutory Liens of landlords and Liens of mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and (i) for amounts not yet delinquent or (ii) which are being contested in good faith by appropriate proceedings diligently conducted, which are inferior in respect of the Collateral to the Liens conferred under the Security Instruments or with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(v) Liens arising out of any judgment or award that has been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or with respect to which an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted, and with respect to which a stay of execution is in effect, or to the extent such judgment or award does not otherwise constitute a Default under Section 10.1(k) and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(vi) Liens securing Indebtedness described in Section 9.4(f), and any Liens granted in connection with any refinancing or renewal of such Indebtedness, provided, that such Liens encumber only the same property as secured by the Indebtedness that was refinanced or renewed, together with any assets acquired after the date hereof and financed with the additional Indebtedness contemplated by clause (y) of Section 9.4(f);

(vii) [reserved];

(viii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations, and pledges and cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(ix) easements, rights-of-way, restrictions and other encumbrances incurred in the ordinary course of business or any other encumbrance on title including defects and irregularities in title so long as the same individually and/or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

(x) Liens in respect of repurchase obligations entered into in the ordinary course of business;

(xi) additional Liens securing Indebtedness in an aggregate amount not exceeding $1,000,000;

(xii) [reserved];

(xiii) Liens granted by any Credit Party and any of their Subsidiaries in favor of a Lender or an Affiliate of a Lender in an aggregate amount not to exceed $75,000,000, in connection with Indebtedness permitted under Section 9.4(c);

(xiv) Liens arising out of the sale, assignment, pledge or transfer of assets to any Subsidiary of the Borrower arising in connection with a securitization;

(xv) Liens in favor of lessors of property leased to the Borrower or any of its Subsidiaries;

(xvi) Liens consisting of interests of lessees of assets of the Borrower, any Guarantor or any other Subsidiary or arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course;

(xvii) Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business under the Uniform Commercial Code;

(xviii) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness, incurred to finance the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(xix) Liens upon assets of the Borrower or any Subsidiary subject to Capitalized Leases or Synthetic Leases, provided, that (A) such Liens only secure the payment of Indebtedness arising under such Capitalized Leases or Synthetic Leases and (B) the Liens encumbering the assets leased in such Capitalized Leases or Synthetic Leases do not encumber any other assets (other than proceeds of such leased assets);

(xx) Liens on fixed or capital assets and any other container, ship, chassis and/or related intermodal transportation assets acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 9.4(h), (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (iii) such Liens shall only apply to the assets so acquired, constructed or improved by Borrower or any Subsidiary and shall not be spread to apply to any other property or assets of Borrower or its Subsidiaries;

(xxi) any right of set-off, refund or charge-back available to any bank or other financial institution by statute or pursuant to customary account agreements entered into in the ordinary course of business;

(xxii) cash deposits to secure the payment and performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(xxiii) any Lien existing on any property or asset prior to the acquisition thereof by any Credit Party or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary of any Credit Party after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Credit Party or its Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, consolidation and replacements thereof that do not increase the outstanding principal amount thereof.

9.4. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except:

(a) Indebtedness owing to (including guaranties in favor of) the Agent for the benefit of the Lenders and any other Secured Party in connection with this Agreement, any Note or any other Loan Document;

(b) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(c) Indebtedness arising from Hedging Agreements entered into in the ordinary course of business;

(d) unsecured intercompany Indebtedness for loans and advances made by and among the Borrower and/or its Subsidiaries, provided that with respect to any such intercompany Indebtedness by a Credit Party to a Subsidiary that is not a Credit Party, such Indebtedness shall be evidenced by a promissory note or similar written instrument acceptable to the Agent which provides that such Indebtedness is subordinated to obligations, liabilities and undertakings of the holder or owner thereof under the Loan Documents in the form of a subordination agreement reasonably satisfactory in form and substance to the Agent;

(e) Contingent Obligations of any Credit Party or any of its Subsidiaries with respect to the obligations of any other Credit Party or any of its Subsidiaries; provided, that Contingent Obligations of any Credit Party with respect to obligations of any Subsidiary that is not a Credit Party shall be permitted only in support of (i) obligations in connection with the purchase (but not the financing of such purchase) or sale of any container, ship, chassis and/or related intermodal transportation assets, (ii) in connection with the lease of container, ship, chassis and/or related intermodal transportation assets pursuant to which a Subsidiary is the lessor, (iii) to the extent attributable to any support in respect of the performance of non-payment obligations of a Subsidiary, including undertakings by a Credit Party not to permit such Subsidiary to take actions prohibited by agreements to which such Subsidiary is a party (including, without limitation, any guarantee for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements), or (iv) such Contingent Obligations in the aggregate that do not exceed $20,000,000 at any time outstanding (excluding any amounts attributable to Contingent Obligations permitted by (i)-(iii) above);

(f) Indebtedness existing on the date hereof and listed on Schedule 9.4 hereof and any refinancing or renewal of such Indebtedness; provided, that any such refinancing or renewal does not (i) increase the aggregate amount of such Indebtedness, except (x) by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement, (y) by the amount of any additional Indebtedness permitted pursuant to Section 9.4(h) and/or (z) in connection with any refinancing or renewal of any of the chassis indebtedness identified on Schedule 9.4(f) (and the parties agree that the proceeds of such refinancing or renewal may be used in any manner that is not otherwise prohibited by this Agreement or the other Loan Documents), or (ii) add to the collateral, if any, securing such Indebtedness except for the addition of Liens against any assets acquired after the date hereof and financed with the additional Indebtedness contemplated by clause (y);

(g) Repurchase obligations entered into in the ordinary course of business;

(h) Indebtedness of Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets and any other container, ship, chassis and/or related intermodal transportation assets, in each case in a principal amount not exceeding 100% of the cost to so acquire, construct or improve such assets, and extensions, renewals and replacements of any such Indebtedness and any refinancing or renewal of such Indebtedness; provided, that any such refinancing or renewal does not (i) increase the aggregate amount of such Indebtedness, except (x) by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement and/or (y) by the amount of any additional Indebtedness otherwise permitted under this paragraph (h) or (ii) add to the collateral, if any, securing such Indebtedness except for the addition of Liens against any assets acquired after the date hereof and financed with the additional Indebtedness contemplated by clause (y);

(i) Indebtedness assumed in connection with the acquisition of any assets, and/or secured by a Lien on any such assets prior to the acquisition thereof or existing with respect to any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset acquisition, and (ii) no Default shall exist after giving effect to such transaction;

(j) Indebtedness of Borrower or any of its Subsidiaries as an account party in respect of trade letters of credit;

(k) Indebtedness in respect of netting services, overdraft protection and otherwise in connection with customary deposit accounts maintained by Borrower or any of its Subsidiaries as part of its ordinary cash management program;

(l) [reserved];

(m) additional unsecured Indebtedness of the Parent, the Borrower and its Subsidiaries of up to but not exceeding $20,000,000 at any one time outstanding.

9.5. Transfer of Assets. Sell, lease, transfer or otherwise dispose of any Collateral, any Securitization Interest or any Capital Stock of any Subsidiary to any Person which is not the Borrower or a Guarantor (or a Person that becomes a Guarantor at the time of the transaction), unless (i) such sale, lease, transfer or disposition is for cash or Cash Equivalents and upon fair and reasonable terms no less favorable to the Borrower or the Guarantors, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; or (ii) in connection with any transaction involving the sale, transfer or contribution of such assets to a special purpose entity, a titling trust or similar entity for the purposes of facilitating or structuring Indebtedness permitted under Section 9.4 hereof;

9.6. Subsidiaries; Investments. Make or permit to remain outstanding (i) any Investments in any Person that is an Affiliate of the Parent but not of the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower; provided that the Borrower and its Subsidiaries may make or permit to remain outstanding Investments in an aggregate amount up to but not exceeding $50,000,000 at any time outstanding in Persons that are Affiliates of the Borrower but not wholly-owned direct or indirect Subsidiaries of the Borrower, or (ii) any Investment constituting a Securitization Interest owned by a Person that is not a Subsidiary of the Borrower;

9.7. Merger or Consolidation. (i) Consolidate, amalgamate or merge with any other Person, or (ii) in the case of the Borrower only, liquidate, wind-up or dissolve; unless, in the case of clause (i), the surviving entity is the Borrower or a Credit Party or, if not, such Person, by a written instrument, assumes the obligations of the Borrower or the applicable Credit Party and, provided, further, that if such transaction involves a Subsidiary that is not a Credit Party, the surviving entity shall be a Subsidiary upon the consummation of such transaction;

9.8. Transactions with Affiliates. Except for those transactions contemplated by Schedule 9.8 hereto, with respect to any Person, enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of such Person (other than the Borrower or a Credit Party), except to the extent any such transaction is entered into in the ordinary course of business and upon fair and reasonable terms no less favorable to the parties thereto than would be obtained in a comparable arm’s-length transaction by and between unrelated Persons;

9.9. Single Employer Plans; ERISA Affiliates. Sponsor any Single Employer Plan or any Multiemployer Plan or agree to have any obligation to fund any such plan, except to the extent that such sponsorship or obligation could not reasonably be expected to give rise to a Material Adverse Effect;

9.10. Fiscal Year. Change its Fiscal Year, or have any fiscal year other than the Fiscal Year;

9.11. Change in Control. Cause, suffer or permit to exist or occur any Change of Control;

9.12. Negative Pledge Clauses. Enter into or cause, suffer or permit to exist any agreement with any Person other than the Agent and the Lenders pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of such party to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the agreements set forth in Schedule 9.12; provided:

(a) the foregoing shall not apply to (w) restrictions and conditions imposed by law or by this Agreement, (x) restrictions and conditions existing on the date hereof and (y) restrictions and conditions imposed on a Person by any indenture, agreement or other contractual arrangement that was in effect at the time such Person became a Subsidiary, or imposed on any property that was in effect at the time such property was acquired, and in each case not entered into in contemplation of such Person becoming such a Subsidiary or such property being acquired and (z) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(b) this Section 9.12 shall not apply to customary provisions in leases, agreements entered into with respect to any Indebtedness permitted by Section 9.4 (provided such restrictions and conditions apply only to the Subsidiary that is a party to such agreement) and other contracts restricting the assignment thereof.

9.13. Partnerships. Become a general partner in any general or limited partnership, except in connection with any Investment permitted under Section 9.6(i);

9.14. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Subsidiary (collectively, “Restricted Payments”), except that:

(i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary of the Borrower that is a Guarantor;

(ii) so long as no Default or Event of Default shall have occurred and be continuing or shall occur after giving effect thereto, the Parent may make Restricted Payments in an amount to be determined by the Parent;

(iii) [reserved];

(iv) prior to a Parent IPO, so long as no Default or Event of Default shall have occurred and be continuing or shall occur after giving effect thereto, the Borrower may make Restricted Payments to Parent in an aggregate amount not to exceed $50,000,000;

(v) following a Parent IPO, so long as no Default or Event of Default shall have occurred and be continuing or shall occur after giving effect thereto, the Borrower may make Restricted Payments to the Parent; and

(vi) the Borrower and each Guarantor (and each Subsidiary thereof) may make Restricted Payments to Parent (or any direct or indirect parent thereof) to enable Parent to pay federal state, local and foreign tax liabilities then due.

Nothing herein shall be deemed to prohibit the declaration and making of any Restricted Payment by any Subsidiary of the Borrower to the Borrower or to any Subsidiary.

9.15. Clauses Restricting Restricted Payments. Permit any Guarantor to enter into or suffer to exist or become effective any consensual encumbrance or restriction on its ability to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Guarantor or (b) make loans or advances to, or other Investments in, a Subsidiary that is a Guarantor, provided:

(a) the foregoing shall not apply to (w) restrictions and conditions imposed by law or by this Agreement, (x) restrictions and conditions existing on the date hereof and (y) restrictions and conditions imposed on a Person by any indenture, agreement or other contractual arrangement that was in effect at the time such Person became a Subsidiary, or imposed on any property that was in effect at the time such property was acquired, and in each case not entered into in contemplation of such Person becoming such a Subsidiary or such property being acquired and (z) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(b) this Section 9.15 shall not apply to customary provisions in leases, agreements entered into with respect to any Indebtedness permitted by Section 9.4 (provided such restrictions and conditions apply only to the Subsidiary that is a party to such agreement) and other contracts restricting the assignment thereof.

9.16. Intentionally Deleted.

9.17. Organizational Documents. Amend the Organizational Documents of any Credit Party or any Person whose equity interests constitute Pledged Interests without the consent of the Lenders and the Collateral Agent (as defined in the Security Agreement for such Credit Party) in a manner that is materially adverse to the Lenders or the Collateral Agent, as applicable; or

9.18. Tangible Net Worth. Permit Tangible Net Worth at any time to be less than $500,000,000.

ARTICLE X

EVENTS OF DEFAULT AND ACCELERATION

10.1. Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) if default shall be made in the due and punctual payment of the principal of any Loan or any Reimbursement Obligation when and as the same shall be due and payable whether pursuant to any provision of Article II, Article III, at maturity, by acceleration or otherwise; or

(b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or other Obligation or of any fees or other amounts payable to any of the Lenders or the Agent within three (3) Business Days after the date on which the same shall be due and payable; or

(c) if default shall be made in the performance or observance of any covenant set forth in Section 8.10, Section 8.18 or Article IX hereunder; or

(d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement (other than as described in clauses (a), (b) or (c) above), or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Agent (acting in any capacity) or any of the Lenders or delivered to the Agent (acting in any capacity) or any of the Lenders in connection with or pursuant to this Agreement or any of the Obligations, and such default shall continue for 30 or more days after the earlier of receipt of notice of such default to an Authorized Representative from the Agent (acting in any capacity) or an officer of the Borrower becomes aware of such default, or

(e) if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent (acting in any capacity)), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Lenders or the Agent (acting in any capacity); or

(f) if there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness or Rate Hedging Obligation (other than the Loans and other Obligations) of the Parent or any of its Subsidiaries in the aggregate amount of at least $10,000,000, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation in an aggregate amount of at least $10,000,000 may have been issued, created, assumed, guaranteed or secured by the Parent or any of its Subsidiaries, or (iii) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation may have been issued, created, assumed, guaranteed or secured by the Parent or any of its Subsidiaries, and such default or event of default under clause (i), (ii) or (iii) above shall continue for more than the period of grace, if any, therein specified, or such default or event of default under clause (i), (ii) or (iii) above shall permit the holder of any such Indebtedness in the aggregate amount of at least $10,000,000 (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or

(g) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent (acting in any capacity) or any Lender by or on behalf of the Borrower or any other Credit Party pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when given, and shall remain incorrect for ten (10) Business Days after receipt by the Borrower of written notice thereof; or

(h) if any of the Borrower, the Subsidiaries and the other Credit Parties shall be unable to pay its debts generally as they become due; or any of the Borrower, the Subsidiaries and the other Credit Parties shall file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, examiner, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization, examination or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

(i) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, examiner, liquidator or conservator of any of the Borrower, the Subsidiaries and the other Credit Parties or of the whole or any substantial part of any such Person’s properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against any of the Borrower, the Subsidiaries and the other Credit Parties seeking liquidation, reorganization, examination or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower, the Subsidiaries and the other Credit Parties or of the whole or any substantial part of any such Person’s properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower, the Subsidiaries and the other Credit Parties any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if any of the Borrower, the Subsidiaries and the other Credit Parties takes any action to indicate its consent to or approval of any such proceeding or petition; or

(j) if any Lien of the Agent pursuant to any Loan Document shall for any reason not be, or be asserted by the Borrower or any other Credit Party not to be a valid, first priority perfected Lien on the Collateral identified therein (except to the extent that such Lien is not required hereunder or under the Security Agreement to be a valid, first priority perfected Lien on such Collateral), subject to no other Liens except Permitted Liens; or

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (not paid or fully covered by insurance) shall be rendered against the Borrower or any other Credit Party or Subsidiary or any combination thereof and the same shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(l) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Employee Benefit Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Borrower or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any ERISA Affiliate shall, or in the reasonable opinion of the Required Lenders is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Employee Benefit Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall continue to exist and not have been cured or waived,

(A) either or both of the following actions may be taken: (i) the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans or issue additional Letters of Credit terminated, whereupon the obligation of each Lender to make further Loans or issue Letters of Credit hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (h) or (i) above, then the obligation of the Lenders to make Loans and issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders; and

(B) the Agent and each of the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law, including without limitation all of the rights and remedies of a secured party under any applicable Uniform Commercial Code or any other applicable law.

10.2. Agent to Act. In case any one or more Events of Default shall occur and be continuing and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

10.3. Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

10.4. No Waiver. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

10.5. Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Loans has been accelerated pursuant to Article X hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Agent in the following order (or in such manner as the Required Lenders may determine):

(a) With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Article X, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower;

(b) amounts due to the Lenders pursuant to Sections 2.10 and 12.5;

(c) amounts due to the Agent pursuant to Section 11.8;

(d) payments of interest on Loans and Letters of Credit, to be applied for the ratable benefit of the Lenders and amounts due to any of the Lenders in respect of Obligations consisting of liabilities under any Hedging Agreement with any of the Lenders on a pro rata basis according to the amounts owed;

(e) payments of principal of Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

(f) amounts due to the Lenders pursuant to Sections 8.13 and 12.9;

(g) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders, as their interests appear; and

(h) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

ARTICLE XI

THE AGENT

11.1. Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents, with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.5 and the first sentence of Section 11.6 hereof shall include its affiliates and its own and its affiliates’ officers, directors, employees, and agents):

(a) shall not have any duties or responsibilities except those expressly set forth in the Loan Documents and shall not be a trustee or fiduciary for any Lender;

(b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder;

(c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or affiliates;

(d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and

(e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct.

The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

11.2. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or facsimile) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 12.1. As to any matters not expressly provided for by the Loan Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

11.3. Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 11.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

11.4. Rights as Lender. With respect to its Revolving Credit Commitment and the Loans made by it or with respect to any Letters of Credit issued or participated in by it, Citicorp North America, Inc. (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or affiliates as if it were not acting as Agent, and Citicorp North America, Inc. (and any successor acting as Agent) and its affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

11.5. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 12.9, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Revolving Credit Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document;

provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 12.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this Section 11.5 shall survive payment in full of the Loans and all other amounts payable under this Agreement.

11.6. Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or affiliates that may come into the possession of the Agent or any of its affiliates.

11.7. Resignation of Agent. The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, subject (so long as no Default or Event of Default has occurred and is continuing) to the written consent of an Authorized Representative, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

11.8. Fees. The Borrower agrees to pay to the Agent, for its individual account, an Agent’s fee as from time to time agreed to by the Parent or the Borrower and the Agent in writing.

ARTICLE XII

MISCELLANEOUS

12.1. Assignments and Participations. (a) Each Lender (including any affiliate of any Issuing Lender that issues any Letter of Credit) may assign to one or more Eligible

Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Note and its Revolving Credit Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement;

(iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit B hereto, together with any Note subject to such assignment and a processing fee of $3,500 (which amount shall not be payable by the Borrower);

(v) except in the case of an assignment to another Lender, any assignment hereunder shall require the consent of the Agent, each Issuing Lender and, unless a Default or Event of Default has occurred and is continuing, the Borrower, such consent in each case not to be unreasonably withheld; and

(vi) neither the Parent nor the Borrower shall incur any greater expense or liabilities (including, without limitation, indemnities and increased costs (other than with respect to taxes, which shall be governed by the provisions of Section 5.6)) than it would have incurred had such assignment not taken place.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is a Non-U.S. Lender, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 5.6.

(b) The Agent shall maintain at its address referred to in Section 12.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans and L/C Obligations owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Parent, the Borrower, the Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent, the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or its Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article V and the right of set-off contained in Section 12.3, (iv) neither the Parent nor the Borrower shall have any greater obligation to a participant than it would have had to such Lender in the absence of the existence of such participant and (v) the Parent and the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest or fees are payable on such Loans, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans, releasing all or substantially all of the Collateral, releasing all or substantially all of the Guarantors, or extending or increasing its Revolving Credit Commitment).

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Any Lender may furnish any information concerning the Parent or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.15.

12.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid by certified or registered mail, return receipt requested, or, in the case of telecopy notice, when received, addressed as follows in the case of the Parent, the Borrower and the Agent, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto

(a) if to the Borrower (or, in connection with notice of service of process with respect to any Credit Party):

Seacastle Operating Company Ltd.

c/o Fortress Investment Group LLC

1345 Avenue of the Americas

New York, New York USA 10105

Attn: Joseph P. Adams, Jr.

Telephone Number: 212-798-6100

Facsimile Number: 212-798-6075

(b) if to the Agent:

Citigroup Global Markets, Inc.

2 Penns Way

Suite 100

New Castle, DE 19720

Attn: Valerie Burrows

E-Mail: Valerie.r.burrows@citi.com

Telephone Number: 302-894-6065

Facsimile Number: 212-994-0961

with a copy to:

Citigroup Global Markets, Inc

390 Greenwich Street, 1st Floor

New York, NY 10013

Attn: Ryan Davis

E-Mail: ryan.davis@citi.com

Telephone Number: 212-723-6209

Facsimile Number: 646-291-5942

(c) if to any other Credit Party, at the address set forth on the signature page of the Facility Guaranty or Security Instrument executed by such Credit Party, as the case may be.

12.3. Right of Set-off; Adjustments.

(a) Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 12.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

(b) If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 12.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

12.4. Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of this Agreement and any Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any Loan hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

12.5. Expenses. The Borrower agrees to pay on demand (subject, in the case of preparation, execution, delivery and administration costs, to the Fee Letter), all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, subject to any cap that may have otherwise been agreed, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the

Agent (excluding the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable external attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

12.6. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.6. The Required Lenders and each Credit Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Credit Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Credit Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 12.6 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the various Facility Guaranties, in the case of clauses (i) through (iii) without the written consent of all Lenders; (iv) amend, modify or waive any provision of Article XI without the written consent of the Agent; or (v) amend, modify or waive any provision of Article III without the written consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the Credit Parties, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon;

No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender’s or the Agent’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

12.8. Return of Funds. If after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Agent or such Lender harmless for, the amount of such payment surrendered until the Agent or such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

12.9. Indemnification; Limitation of Liability.

(a) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable external attorneys’ fees, but excluding principal and accrued interest on any Loan) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or other Collateral, any possession, performance, transportation, management, sale, ownership, registration, mortgage, charging, control, maintenance, service, repair, design, testing, defect, overhaul, purchase, bearing, use or operation of any Collateral, or the actual or proposed use of the proceeds of the Loans and the Letters of Credit, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Parent and the Borrower agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries, any Guarantor or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated in any Loan Document, except to the extent that such liability directly results from such Indemnified Party’s gross negligence or willful misconduct. The Parent and the Borrower agree not to assert any claim against the Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans and the Letters of Credit.

(b) Without prejudice to the survival of any other agreement of the Parent and the Borrower hereunder, the agreements and obligations of the Parent and the Borrower contained in this Section 12.9 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

12.10. Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

12.11. Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, and other communications between or among the parties, both oral and written, with respect thereto.

12.12. Payments. All principal, interest, and other amounts to be paid by the Borrower under this Agreement and the other Loan Documents shall be paid to the Agent at the Principal Office in Dollars and in immediately available funds, without setoff, deduction or counterclaim. Subject to the definition of “Interest Period” herein, whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of interest and fees, as applicable, and as the case may be.

12.13. Confidentiality. The Agent and each Lender (each, a “Lending Party”) agrees to keep confidential any information furnished or made available to it by the Borrower or any other Credit Party or any Affiliate thereof, pursuant to or in connection with this Agreement or the other Loan Documents; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate or any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee.

12.14. Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, THE BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS PROVIDED IN SECTION 12.2(a), OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d) NOTHING CONTAINED IN SUBSECTIONS (a) OR (b) HEREOF SHALL PRECLUDE THE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY OTHER JURISDICTION.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

12.15. Judgment Currency.

(a) To the extent permitted by applicable law, if for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in United States Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be determined in accordance with Section 1.3 of this Agreement on the Business Day preceding that on which final judgment is given.

(b) To the extent permitted by applicable law, the obligation of each Credit Party in respect of any sum due in United States Dollars from it to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase United States Dollars with such other currency; if the United States Dollars so purchased are less than such sum due to such Lender or the Agent (as the case may be) in United States Dollars, each Credit Party agrees, to the extent permitted by applicable law, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the United States Dollars so purchased exceed such sum due to any Lender or the Agent (as the case may be) in United States Dollars, such Lender or the Agent (as the case may be) agrees to remit to each such Credit Party such excess.

12.16. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

SEACASTLE INC., as Parent
By:	/s/ Randal Nardone
Name: Randal Nardone Title: Vice President

Signature Page to Revolving Credit Agreement (2007-A)

SEACASTLE OPERATING COMPANY LTD., as Borrower
By:	/s/ Joseph P. Adams, Jr.
Name: Joseph P. Adams, Jr. Title: Vice President

Signature Page to Revolving Credit Agreement (2007-A)

CITICORP NORTH AMERICA, INC., as Agent
By:	/s/ Arnold Y. Wong
Name: Arnold Y. Wong Title: Vice President

Signature Page to Revolving Credit Agreement (2007-A)

CITICORP NORTH AMERICA, INC., as a Lender
By:	/s/ Arnold Y. Wong
Name: Arnold Y. Wong Title: Vice President

Signature Page to Revolving Credit Agreement (2007-A)

BEAR STEARNS CORPORATE LENDING INC., as a Lender
By:	/s/ Victor F. Bulzacchelli
Name: Victor F. Bulzacchelli Title: Vice President

Signature Page to Revolving Credit Agreement (2007-A)

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender
By:	/s/ Omayra Laucella
Name: Omayra Laucella Title: Vice President

By:	/s/ Paul O’Leary
Name: Paul O’Leary Title: Vice President

Signature Page to Revolving Credit Agreement (2007-A)